Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Shell Midstream Partners, L.P. (the “Partnership”) for the registration of common units representing limited partner interests and Partnership securities representing limited partner interests and to the incorporation by reference therein of our report dated February 18, 2021, with respect to the financial statements of Amberjack Pipeline Company LLC included in the Shell Midstream Partners, L.P. Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
November 1, 2021